Exhibit 16.1

September 11, 2003

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on August 22, 2003, to be filed by our former client, LTWC Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP